Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Vical Incorporated:

        We consent to the use of our report dated February 6, 2003, with respect to the balance sheet of Vical Incorporated as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended incorporated by reference herein in this Form S-8 registration statement.

/s/  KPMG LLP
San Diego, California
July 31, 2003